EXHIBIT 99.1

Contact:	Tom Frank, CFO
(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES THIRD QUARTER AND

NINE-MONTH REVENUE AND EARNINGS, CHANGE IN FISCAL YEAR END AND

AMENDMENT OF SENIOR AND SUBORDINATED LOAN AGREEMENTS

West Chester, PA, May 13, 2004—Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market reported financial results for the third quarter and nine months ended March 31, 2004.

For the third quarter of fiscal 2004, the Company reported net income of $969,000 or $0.10 per share (fully diluted) compared to net income of $853,000 or $0.11 per share (fully diluted) in the third quarter of fiscal 2003. Revenues for the third quarter were $40,611,000, an increase of 3.7% over the $39,153,000 reported for the third quarter of fiscal 2003.

The Company’s improved performance in the third quarter of fiscal 2004 resulted primarily from a reduction in losses, net of taxes, from the Company’s discontinued operations of $225,000. School operating profit decreased due to higher wage and health insurance costs, along with increased occupancy costs associated with new and non-comparable schools.

For the nine months ended March 31, 2004, the Company reported a net loss of $939,000 or $0.20 per share (fully diluted) compared to a net loss of $4,373,000 or $0.70 per share (fully diluted) for the six months ended March 31, 2003. Revenues for the nine months ended March 31, 2004 were $116,068,000, an increase of 5.8% over the $109,687,000 reported for the nine months ended March 31, 2003.

The improvement in year-to-date performance included a reduction in losses, net of taxes, from the Company’s discontinued operations of $1,967,000, the non-recurrence of $1,018,000 of transaction costs related to an abandoned merger agreement and a $2,200,000 goodwill impairment charge that were recorded in the nine months ended March 31, 2003. The positive improvement due to these non-recurring items was partially offset by a $1,500,000 charge in the first quarter of fiscal 2004 for future consulting payments and health insurance benefits required under agreements with two former executives.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities stated, “Now that we have strengthened our banking relationships and capital structure and have our management team in place, we are turning our attention to improving our operating performance.

We will focus our initial efforts on driving enrollment in our existing schools through people development, curriculum enhancement, sales training and marketing. We will also upgrade our systems in order to improve our administrative efficiencies, increase the time our principals and field teams have to manage their schools and educate our students, and enhance our access to operating measurements and marketing information. Finally, we are undertaking a complete review of our real estate portfolio to assure that our schools are well positioned for the future, support our cluster strategy and brand positioning, and are positive contributors to improving our bottom line performance.”

The Company also announced that it has changed the fiscal year end of the Company. The Company’s Board of Directors this week voted to change the Company’s year-end date from June 30 to the Saturday closest to June 30, effective immediately. As a result of this action, Nobel Learning Communities’ quarters will now always end on a Saturday and the Company will move to a 52-53 week reporting convention. This means that one out of every seven fiscal years will have 53 weeks; the other six years will each have 52 weeks. The Company’s current fiscal year will now be a 53-week year, ending on July 3, 2004.

Finally, Nobel Learning Communities announced that it has entered into an agreement with its senior and subordinated lenders amending its existing loan agreements. The amendments include a modification of the definition of capital expenditures to exclude capital expenditures incurred in connection with the purchase of certain real property, as long as such real property is sold by the Company not later than April 30, 2005; an extension until June 7, 2004 the period of time in which the Company has to obtain the termination and release of a lien on certain leased software; and approved the change in the Company’s fiscal year-end. Each of those amendments is effective as of April 19, 2004.

Nobel Learning Communities, Inc. operates schools in 14 states, consisting of private schools and charter schools, pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the Three Months and Nine Months Ended March 31, 2004 and March 31, 2003

(In thousands except earnings per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Revenues	$40,611	$39,153	$116,068	$109,687

School operating profit	5,276	5,606	12,832	12,808

Goodwill impairment	—	—	—	2,200
Transaction related cost	—	—	—	1,018
General and administrative	2,919	3,141	10,807	8,857

Operating income (loss)	2,357	2,465	2,025	733

Interest expense	805	846	2,725	2,535

Other (income) expense and minority interest	(6)	(228)	(60)	(203)

Income (loss) from continuing operations before income taxes	1,558	1,847	(640)	(1,599)
Income taxes expense (benefit)	577	757	(262)	246

Income (loss) from continuing operations	981	1,090	(378)	(1,845)
Loss from discontinued operations, net of taxes	(12)	(237)	(561)	(2,528)

Net income (loss)	969	853	(939)	(4,373)
Preferred stock dividends	132	20	382	61

Income (loss) available to common shareholders	$837	$833	$(1,321)	$(4,434)

Weighted average common shares - basic	6,578	6,332	6,476	6,330

Basic income (loss) per share:
Income (loss) from continuing operations	$0.13	$0.17	$(0.11)	$(0.30)
Discontinued operations	—	(0.04)	(0.09)	(0.40)

Income (loss) per share	$0.13	$0.13	$(0.20)	$(0.70)

Weighted average common shares - diluted	9,342	7,524	6,476	6,330

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.10	$0.14	$(0.11)	$(0.30)
Discontinued operations	—	(0.03)	(0.09)	(0.40)

Income (loss) per share	$0.10	$0.11	$(0.20)	$(0.70)

	As of March 31, 2004	As of June 30, 2003
Selected Balance sheet data:
Cash and cash equivalents	$4,173	$4,722
Property and equipment, net (Including assets held for sale)	31,969	35,958
Goodwill	39,965	39,965
Total debt	25,933	35,465
Stockholders’ equity	39,344	37,075